Exhibit 21

Registrant and Subsidiaries of the Registrant

                                                          Percent of Voting
                                        State of          Securities Owned
                                      Incorporation       By the Registrant

Coachmen Industries, Inc. (Registrant)   Indiana

The Lux Co., Inc.                        Indiana                100%
Michiana Easy Livin' Country, Inc.       Indiana                100%
All American Homes, Inc.                 Indiana                100%
Clarion Motors Corporation               Indiana                100%
Coachmen Foreign Sales Corporation   U.S. Virgin Islands        100%
Viking Recreational Vehicles, Inc.       Michigan               100%
Northwoods RV Country, Inc.              Michigan               100%
Georgie Boy Mfg., Inc.                   Indiana                100%
Coachmen Industries of Texas, Inc.         Texas                100%
Coachmen Industries of Oregon, Inc.       Oregon                100%
Coachmen Industries of California, Inc. California              100%
Freeway Easy Livin' Country, Inc.       California              100%
Gulf Coast Easy Livin' Country, Inc.      Florida               100%
VFP Composites, Inc.                      Florida               100%
Rover, Inc.                                 Ohio                100%
All American Homes of Iowa, Inc.            Iowa                100%
Southern Ambulance Builders, Inc.         Georgia               100%
Colfax Country RV, Inc.                North Carolina           100%
All American Homes of
     North Carolina, Inc.              North Carolina           100%
All American Homes of Tennessee, Inc.     Tennessee             100%